Exhibit 99.1

US ECOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

		December 31, 2014
	September 30, 2015	As Adjusted
Assets

Current Assets:
Cash and cash equivalents	$9,350	$22,971
Receivables, net	104,283	135,261
Prepaid expenses and other current assets	10,241	11,984
Income tax receivable	332	6,912
Deferred income taxes	2,599	2,109
Assets held for sale	78,775	–
Total current assets	205,580	179,237

Property and equipment, net	204,387	227,684
Restricted cash and investments	5,773	5,729
Intangible assets, net	243,187	278,667
Goodwill	194,825	217,609
Other assets	9,624	11,308
Deferred income taxes	–	85
Total assets	$863,376	$920,319

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$16,745	$24,513
Deferred revenue	7,212	13,190
Accrued liabilities	28,119	36,251
Accrued salaries and benefits	10,624	13,322
Income tax payable	1,730	4,124
Current portion of closure and post-closure obligations	4,402	5,359
Current portion of long-term debt	3,505	3,828
Liabilities associated with assets held for sale	20,240	–
Total current liabilities	92,577	100,587

Long-term closure and post-closure obligations	67,061	67,511
Long-term debt	356,410	390,825
Other long-term liabilities	7,351	4,336
Deferred income taxes	87,771	105,723
Total liabilities	611,170	668,982

Contingencies and commitments

Stockholders’ Equity
Common stock	217	216
Additional paid-in capital	168,978	165,524
Retained earnings	99,509	93,301
Treasury stock	(60)	(18)
Accumulated other comprehensive loss	(16,438)	(7,686)
Total stockholders’ equity	252,206	251,337
Total liabilities and stockholders’ equity	$863,376	$920,319